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                                                                       EXHIBIT 1
                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $.01 par value per share, of The Source Information Management Company, a Missouri corporation, and further agrees that this Joint Filing Agreement be included as a exhibit to such filings; provided that, as contemplated by Section 13d-1(f)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.


/s/ S. Leslie Flegel                                   /s/ William H. Lee, Jr.
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S. Leslie Flegel                                       William H. Lee, Jr.